Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Financial Announces Leadership Changes in Risk Management

BIRMINGHAM, Ala. – (BUSINESS WIRE) – November 15, 2010 – Regions Financial Corporation (NYSE:RF) today announced leadership changes in its Risk Management Group following the resignation of Chief Risk Officer Bill Wells. A search is underway for a new Chief Risk Officer, and responsibilities for the function will be divided on an interim basis between Barb Godin, head of Credit Operations, who will also assume leadership of Problem Asset Management, Credit Risk and Business Services Credit, and John Haley, head of Risk Analytics, who will also be responsible for Regulatory Affairs, Enterprise Risk, Market Risk, Operational Risk and Compliance Risk. The company also announced that Michael Willoughby, director of Credit Risk, has retired and Tom Neely, head of Problem Asset Management, has left the company.

“We appreciate the valuable contributions these executives have made to Regions, particularly during the past two years, in an extremely difficult credit environment. It is important to note they are not the result of any determination with regard to additional problem loan migration, loan loss reserves or charge-offs. We are committed to having a strong leadership team in Risk Management and to continuing to de-risk our balance sheet,” said President and CEO Grayson Hall.

Godin and Haley will report to Chief Financial Officer David Turner until a successor to Wells is named.

Godin joined Regions in 2003 and as the Head of Credit Operations has responsibility for areas including Consumer Credit; Retail Collections; Special Assets; and, the Asset Recovery Group which handles the collection of charged-off accounts across all loan portfolios. Before joining Regions, Godin served as executive vice president and chief consumer credit officer for KeyBank.

Haley joined Regions in 1997 and as Director of Risk Analytics has responsibility for quantifying, measuring, monitoring, and reporting on credit risk in Regions’ loan portfolios. Haley had served previously as Director of Operational, Market, and Liquidity Risk and as the Director of Internal Audit. Before joining Regions, Haley had more than 20 years of audit experience, including serving as an associate director of audit for First Union, as the chief auditor at Florida National Bank and as an audit supervisor at Deloitte-Touche.

As previously announced, Regions will present tomorrow at the Bank of America Merrill Lynch Banking and Financial Services Conference.

About Regions Financial Corporation

Regions Financial Corporation, with $133 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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